May 16, 2014 08:30 ET

Air Industries Group (the "Company" or "Air Industries") Announces
Anticipated Sales Decline for Second Quarter of 2014

BAY SHORE, NY -- (Marketwired – May 16, 2014) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (Air Industries or the Company) announced today that it anticipates that consolidated net sales for the calendar quarter ending on June 30, 2014, will be approximately $12.5 million; a decrease of approximately $3.0 million from first quarter net sales of $15.5 million. During the Second Quarter of 2014 the Company encountered delays in production of E2D landing gear. We expect that these problems will be corrected in the third and fourth quarter of 2014. The Company still anticipates that we will have positive EBITDA for the Second Quarter of 2014.

Air Industries anticipates that net sales for the year ending December 31, 2014 will be approximately $64.5 million, in line with our previous expectation for the year and results for 2013. These amounts do not include sales from our previously announced two acquisitions which have not yet closed.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries, commented: “The delays in shipping product are disappointing but it is important to note that these products will ship in the near future and that our expectations for the year remain unchanged.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester will reverse in the 2nd half of 2014, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com